Exhibit 99.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (“Second Amendment”) is made as of the 3rd day of January, 2006, by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the “Company”), and Charles E. Sykes (the “Executive”).
     WHEREAS, the parties entered into that certain Employment Agreement (the “Employment Agreement”) dated the 1st day of August, 2004, which was amended by that certain First Amendment to Employment Agreement dated the 28th day of July, 2005.
     WHEREAS, the parties desire to further amend the Employment Agreement to increase the compensation to be received by the Executive.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	The second paragraph on Exhibit “A” entitled “Base Salary” shall be deleted in its entirety and replaced by the following:
Base Salary — Effective August 1, 2004, $7,211.54 per week payable bi-weekly. On August 1, 2005, Executive will be eligible for a compensation review with a contemplated minimum increase of 15%. Effective January 1, 2006, Executive’s compensation will be increased to $9,615.38 per week payable bi-weekly. Any future salary increases will be dependent upon Executive satisfying certain performance goals established by joint agreement with the Board of Directors.
2. Except as specifically set forth herein, the terms and conditions of the Employment Agreement shall remain unmodified. All defined terms in the Employment Agreement shall apply to this Second Amendment.
     IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the day and year first above written.

SYKES	ENTERPRISES, INCORPORATED	EXECUTIVE
By: /s/ James T. Holder		/s/ Charles E. Sykes

James T. Holder		Charles E. Sykes
Vice President and General Counsel